Exhibit 3.29

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CHCA WEST HOUSTON, L.P.

This Certificate of Limited Partnership of CHCA West Houston, L.P. (the “Limited Partnership” is being executed by din undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1. The name of the limited partnership is CHCA West Houston, L.P.

2. The address of the registered office of the limited partnership in Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The limited partnership’s registered agent at that address is Corporation Service Company.

3. The name and address of the general partner is:

Name	Address
WHMC, Inc.	One Park, Plaza
Nashville, TN 37203

IN WITNESS WHEREOF, the undersigned, constituting all of the general partners of the Partnership, have caused this Certificate of Limited Partnership, which shall become effective upon the date of filing, to be duly executed as of the 15th day of November, 1999.

WHMC, Inc., the general partner

Dora Blackwood, Assistant Secretary